Exhibit 99.2

REHABCARE CONFERENCE CALL SCRIPT

August 1, 2007

INTRODUCTION BY CONFERENCE OPERATOR

INTRODUCTION OF MANAGEMENT BY FINANCIAL DYNAMICS

This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include but are not limited to, our ability to consummate acquisitions and other partnering relationships at reasonable valuations; our ability to integrate acquisitions and partnering relationships within the expected timeframes and to achieve the revenue, cost savings and earnings levels from such acquisitions and relationships at or above the levels projected; our ability to comply with the terms of our borrowing agreements; changes in governmental reimbursement rates and other regulations or policies affecting reimbursement for the services provided by us to clients and/or patients; the operational, administrative and financial effect of our compliance with other governmental regulations and applicable licensing and certification requirements; our ability to attract new client relationships or to retain and grow existing client relationships through expansion of our service offerings and the development of alternative product offerings; the future financial results of any unconsolidated affiliates; our ability to attract and the additional costs of attracting and retaining administrative, operational and professional employees; shortages of qualified therapists and other healthcare personnel; significant increases in health, workers compensation and professional and general liability costs; litigation risks of our past and future business, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive and regulatory effects on pricing and margins; our ability to effectively respond to fluctuations in our census levels and number of patient visits; the adequacy and effectiveness of our information systems; natural disasters and other unexpected events which could severely damage or interrupt our systems and operations; changes in federal and state income tax laws and regulations, the effectiveness of our tax planning strategies and the sustainability of our tax positions; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

JOHN SHORT

INTRODUCTION AND WELCOME

Good morning and thank you for joining us today. I’m John Short, President and CEO of the Company. With me from management are: Tom Davis, Executive Vice President; Pat Henry, Executive Vice President; Mary Pat Welc, Senior Vice President; Jay Shreiner, Chief Financial Officer; Don Adam, Senior Vice President; Michael Garcia, Senior Vice President of Human Resources; Jeff Zadoks, Corporate Controller; and Betty Cammarata, Director of Investor Relations. All of us will be available during the question and answer period following our formal remarks.

During the second quarter we continued our emphasis on improving operations, completing the integration of our major acquisition of last year, leveraging general and administrative costs and paying down debt. This quarter also provided additional evidence that we have passed an inflection point in the performance of our Contract Therapy business as its operating earnings improved by more than $3.3 million sequentially.

The back office and technology integration of the former Symphony companies was completed by June 30 with the consolidation of support functions in our St. Louis headquarters, closing of the Hunt Valley, Maryland office, and the completion of point-of-service technology rollout and training for the former RehabWorks’ programs. We expect to see continued improvement in productivity and profitability at those programs as therapists become more experienced in using the point-of-service technology.

Despite continued declines in units operated in our Hospital Rehabilitation Services Division, we achieved modest sequential growth in operating profit and margins led by improved performance in the Outpatient business.

As previously announced, our Freestanding Hospitals division incurred a $4.9 million pre-tax impairment charge to write down the value of an intangible asset related to the Louisiana Specialty Hospital’s statutory exemption from the 25% Rule for long-term acute care hospitals (LTACHs).

I’ll give you some highlights of the quarter as they pertain to our operating segments.

Contract Therapy (CT)

CT operating revenues continue to be impacted by our review and elimination of unprofitable business relationships and focused business development activities in markets where we have significant presence.

Elimination of unprofitable business helped drive the improvement in operating earnings. More importantly, we achieved a 4.4 percent improvement in sequential labor and benefits costs per billable minute as a result of improved productivity, strong management of labor costs, and reduced contract labor usage. Year-to-date our labor wage rate increases total 1.4 percent.

We remain focused on initiatives to improve our CT margins over the balance of 2007 as outlined in our last conference call.

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First, we are continuing to review low margin contracts with the objective of improving productivity, raising rates and exiting unprofitable business. Of the 59 programs closed during the second quarter, 5 were taken in-house, 4 were the result of change of ownership and the remaining closures demonstrated below average margins or the inability to maintain payment terms. There was a 1.1 percentage point increase in productivity throughout the quarter in the legacy business and a 1.8 percentage point increase in the RehabWorks business. There remains a 6.5 percentage point difference in productivity between the two businesses. In addition, we continue to secure rate increases as a result of unit profitability reviews.

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Second, we are executing the division’s revised sales criteria for new contracts and are focusing sales efforts on the division’s 87 strategic continuum markets. This will continue to affect the division’s backlog and openings in 2007, but will be a key element in returning to our targeted level of profitability.

Twenty-three new client sites were opened in the second quarter. Of the twenty-three, fifteen were located in, or near, strategic continuum markets where we generally achieve higher margins. Backlog in this division was 15, the same as the prior quarter.

While we are taking short-term, modest reductions in revenue as a result of these actions, we are building a strong foundation of solidly profitable business relationships for our future growth in this division. We anticipate continued sequential margin improvements in this division.

Hospital Rehabilitation Services

The second quarter was a challenging one for us in terms of our ability to mitigate the negative impact of the 75% Rule on ARU admissions. Our same store 75% Rule qualifying admissions decreased by 2.6 percent compared to the first quarter of 2007. Total same store admissions declined by 4.0 percent sequentially. There were several factors which impacted admissions in the quarter including site specific operating issues, critical staff vacancies in some markets, increased medical necessity denials and lower host hospital census. We have implemented focused performance improvement plans for under-performing sites and enhanced focus on recruiting efforts in several markets. On average, our units are currently operating at a 63.7% compliance level with the 65% compliance level beginning for 42 units on July 1. We expect to be fully compliant in all of our ARUs by the end of their respective compliance periods.

Despite revenue erosion, we successfully managed operating expenses which enabled us to achieve a 1.0 percentage point sequential improvement in the division’s operating earnings margin as our outpatient business improved significantly. Both our inpatient and outpatient businesses experienced lower sequential unit labor and benefits costs.

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At the beginning of the second quarter we rolled out a new initiative to improve the process for initial selection and training of new field managers in HRS. This process was developed in collaboration with the Gallup organization and to date has resulted in the hiring of 12 new program managers. We anticipate expansion of this project over the next two quarters.

•	New sales initiatives implemented in the West have yielded early results during the second quarter. Early testing of new products is under way.
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Focus on low margin outpatient locations has resulted in same store units of service increasing 2.0 percent sequentially adding to a 4.1 percent sequential improvement in the prior quarter. We will continue to tighten control on labor costs and focus our market development activities.

Freestanding Hospital Division

As I previously described, our Freestanding Hospitals incurred a $4.9 million impairment charge for our Louisiana Specialty Hospital. Results were positively impacted, however, by net favorable revenue adjustments of $1.4 million for prior-year Medicare and Medicaid cost reports for the four hospitals acquired in the MeadowBrook transaction. Excluding these items, the division’s operating earnings declined sequentially by $1.5 million. Operating performance was negatively impacted by a $0.6 million contractual revenue adjustment, operating issues and unexpected reduced patient census at one of our hospitals. Additionally, we incurred implementation costs related to the opening of our high observation unit at our Lafayette LTACH.

With regard to our underperforming hospital, we have taken aggressive action to turn operations around at this facility by changing management, focusing on rebuilding referral relationships, right-sizing the staff and more closely monitoring expected reimbursement.

Recognizing the increasing importance of this division to our Company, I have asked Tom Davis, chief development officer, to serve as our new Executive Vice President of Freestanding Hospitals operations. The Board and I believe that executive level leadership, singularly focused on our most rapidly growing division, is crucial to ensuring a solid infrastructure.

The division continues active development of five joint venture projects which should maintain our momentum.

The first phase of our joint venture with the Seton family of hospitals in Austin, Texas will be realized with the opening of our 20-bed rehabilitation hospital on August 15. The second phase of this project will include the development of a long-term acute care hospital and expansion of the rehabilitation hospital.

The previously disclosed joint venture with St. Luke’s Hospital in St. Louis and the LTACH in North Kansas City are proceeding as scheduled. Construction will begin at St. Luke’s during the fourth quarter of 2007 and open in late 2008. North Kansas City is currently under construction and will open during the first quarter of 2008.

In June, we received the Certificate of Need approval for our 50-bed LTACH in Peoria, Illinois. Subject to the completion of the definitive agreements, this joint venture with Methodist Medical Center will begin construction in the fourth quarter of this year with an expected opening date of first quarter 2009.

Our fifth project will be the development of an LTACH with our existing rehabilitation hospital partner in Kokomo, Indiana.

We have several letters of intent and additional opportunities under review, some of which involve acquisitions of existing facilities.

Finally, as a result of Tom’s new role, we have appointed Don Adam, senior vice president, to the role of Chief Development Officer. Don has led our mergers and acquisition efforts since 2003 and will now be responsible for our joint venture projects as well.

Legislative & Regulatory Update

Earlier this week, the House Ways & Means Committee released HR 3162; the Children’s Health and Medicare Protection Act of 2007, a bill to re-authorize the State’s Children’s Health Insurance Program or SCHIP, and establish a Medicare package. The bill is currently scheduled to go to the House floor later this week. Within the bill are numerous Medicare provisions, which we are closely monitoring.

Physician Fee Schedule

Used as the charge basis for Medicare part B therapy services, the bill would provide a 0.5% increase in the physician fee schedule versus a 9.9% scheduled reduction beginning January 2008.

75% Rule for Inpatient Rehabilitation Facilities

Beginning with cost report periods July 1, 2007, the compliance threshold moved to 65%. If enacted, the bill would permanently freeze the threshold at 60%. It would also extend the use of co-morbidities that are set to expire in July 2008. Additional language was included that would reduce payment rates for hip and knee replacements and hip fractures, while providing for a 1% market basket increase versus the scheduled 3.2%.

Skilled Nursing Facilities Market Basket

The bill would freeze payment rates on skilled nursing facilities for 2008 as compared to the 3.3% increase currently scheduled.

Payment & Coverage Changes for LTACH’s

The bill would impose new provisions. It would:

•	Create specific patient and facility admission criteria
•	Impose a 4 year moratorium on new development
•	Prevent the 25% Rule affecting grandfathered LTACH’s, such as Louisiana Specialty Hospital
•	Limit the short stay outlier policy
•	Freeze payment rates for 2008

Therapy Cap Exceptions Process

The bill provides a two year extension of the exceptions process for the Medicare part B therapy cap and requires Health and Human Services to conduct a study on a refined payment plan.

Although we are still studying the impact of the proposed bill on our various business units, we view the bill favorably and are supporting its ultimate passage into law.

Local Coverage Determinations by Medicare Fiscal Intermediaries and Recovery Audit Contractors

Over the last two years, we have seen an increase in the number of denied claims within our acute rehab units and Hospitals as a result of medical necessity determination by both fiscal intermediary and, more recently, by the Recovery Audit Contractors. While we have had success in appealing these fiscal intermediary denials to date, we are uncertain where the RAC audit trend is going and whether or not we will be able to maintain similar appeal results.

I’ll now turn the call over to Jay Shreiner, who will review our financial results for the quarter.

Thank you, John,

Consolidated net revenues for the second quarter of 2007 of $181.1 million declined 1.6 percent compared to $184.0 million in the first quarter of 2007.

Consolidated net earnings in the second quarter were $1.7 million, or $0.09 per share, on a fully diluted basis, compared to $0.12 sequentially. Consolidated net earnings include a $4.9 million pre-tax impairment charge, or $0.17 per fully diluted share after tax, to write down the value of an intangible asset related to the Louisiana Specialty Hospital’s statutory exemption from the 25% Rule for LTACH’s.

Consolidated net earnings for the second quarter of 2007 also include $2.3 million of pre-tax interest expense related to the Company’s acquisitions and joint ventures and $0.7 million of non-recurring pre-tax interest income on an Internal Revenue Service refund claim.

During the second quarter of 2007, we were advised by the Internal Revenue Service that our amended tax returns had been accepted and payment of the $4.2 million refund, including the previously mentioned interest, was received in July.

Net revenues for the Contract Therapy division were $100.3 million, a decrease of $2.6 million, or 2.5 percent, sequentially. This decline was driven by a 4.2 percent reduction in the average number of locations operated during the quarter, but it was partially offset by 1.8 percent growth in average revenue per location.

The division’s operating earnings of $1.1 million in the second quarter of 2007 compares to an operating loss of $2.2 million, sequentially. This $3.3 million improvement in operating earnings resulted from the productivity improvements and reductions in operating expenses as previously discussed.

Second quarter HRS revenues were $41.8 million, a decline of 3.4 percent on a sequential basis, primarily resulting from fewer net operating units.

Operating earnings for the division were $5.4 million, an increase of $0.2 million or 4.5 percent from the $5.2 million of operating earnings in the first quarter primarily resulting from improved operating performance of our outpatient business.

The division finished the quarter with 161 programs, a loss of three units during the quarter. ARUs at quarter-end totaled 110, a net decline of two units during the quarter. The division’s backlog was six at the end of the quarter, all of which are ARUs; four are scheduled to open in 2007 and two in 2008. There was one ARU unit opening and closings of three ARU’s and one subacute unit. All three of the ARU’s chose to self-operate, and the subacute unit ceased operations.

Freestanding Hospitals reported net revenues of $27.0 million, inclusive of a $1.4 million favorable net adjustment from prior year cost reports. This compares to net revenue of $26.0 million in the first quarter 2007.

The Freestanding Hospitals had an operating loss for the second quarter of $3.1 million, including a $4.9 million pre-tax impairment charge previously discussed, compared to operating profit of $1.9 million in the previous quarter. Start-up costs in both quarters were minimal.

Balance Sheet

For the six months ended June 30, 2007, the Company generated cash from operations of $18.6 million; paid down approximately $11.6 million in long-term debt; and expended approximately $4.3 million for capital expenditures, including $2.9 million for the Company’s Freestanding Hospitals division, primarily on developing our Seton joint venture in Austin, Texas, and adding a high observation unit in one of our LTACHs. The remaining $1.4 million of capital expenditures were principally related to information systems. Days sales outstanding were 74.9 at June 30, 2007 compared to 77.9 at December 31, 2006 and 72.9 at March 31, 2007.

At June 30, we had approximately $12.0 million in cash and cash equivalents compared to $9.4 million at December 31, 2006. We had $102.5 million in outstanding debt under our revolving credit facility with a weighted average interest rate of approximately 7.2 percent. Total debt outstanding at June 30, 2007 was $109 million compared to $120.6 million at December 31, 2006. We anticipate our interest rate spread on our revolving credit facility will remain at 175 basis points above LIBOR during the third quarter.

Now I will turn the call back over to John.

JOHN SHORT

Thank you, Jay.

Closing Remarks

We are pleased by the recovery we are achieving in our Contract Therapy operations, the operating expense management results in our Hospital Rehabilitation Services operations and with one exception, the performance of our Freestanding Hospitals division. These results continue to validate our focus on a strategic market approach and in creating operational efficiencies to improve profitability.

With the disruption from our Symphony acquisition behind us, we move forward with a continued focus on improving margins, developing our freestanding operations, reducing our debt and dealing with the numerous reimbursement challenges that we face.

As we celebrate our 25th year of operation, let me thank everyone who has helped us reach this important milestone, especially our more than 16,000 colleagues, who continue to focus on our most important mission – providing quality care to help people regain their lives. Thank you for your continued support and we look forward to sharing our future successes with you.

With that, I would like to have our operator open the call for questions.

To be read following Questions and Answers –

As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay beginning at 1:00 PM Eastern time today.